EXHIBIT 10.5

Final Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated effective April 2, 2007, is by and between RADIATION THERAPY SERVICES, INC., a Florida corporation, (“Company”), and David N.T. Watson (“Executive”).

WHEREAS, the Company is engaged in the business of providing radiation therapy services to cancer patients; and

WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve initially as the Company’s Executive Vice President – Finance until the retirement of the Company’s current Chief Financial Officer and have the duties and responsibilities as may be reasonably assigned to him by the Chief Executive Officer or the Board of Directors. Effective upon the specific date which is next day after the earlier of a) the date the Company’s current Chief Financial Officer consents to the transition of the Chief Financial Officer position to the Executive or b) June 21, 2007, the Executive agrees to serve as the Company’s Chief Financial Officer during the term of this Agreement. As Chief Financial Officer, the Executive shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such position and as the Chief Executive Officer or the Board of Directors may reasonably assign to him from time to time consistent with such position.

Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company; provided however, that nothing herein shall preclude Executive from serving or continuing to serve on the boards or advisory committees of medical, charitable or other similar organizations.

2. TERM OF AGREEMENT. The initial three (3) year term of employment under this Agreement shall commence as of the date set forth above (the “Effective Date”). After the expiration of such initial 3 year employment period, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

Notwithstanding the foregoing, either party shall be entitled to terminate this Agreement immediately, subject to any continuing obligations to make any payments or reimbursements required under this Agreement.

3. EXECUTIVE COMPENSATION.

(a) Annual Base Salary. The Executive shall receive an annual base salary during the term of this Agreement at a rate of not less than Three Hundred Twenty Five Thousand Dollars ($325,000), payable in installments consistent with the Company’s normal payroll schedule. The Board or its Compensation Committee shall review this base salary at annual intervals, and may adjust the Executive’s annual base salary from time to time as the Board or its Compensation Committee deems to be appropriate.

(b) Bonus. The Executive shall be eligible to receive an annual bonus during the term of this Agreement of up to 40% of his annual base salary payable quarterly based upon the achievement of certain calendar quarter performance targets (50% Company based and 50% individual targets) mutually agreed upon by the Executive and the Chief Executive Officer of the Company which could increase up to 100% of his annual base salary at the discretion of the Board or its Compensation Committee. The initial performance targets shall be as set forth on the attached Schedule “A” which shall be jointly completed by the Chief Executive Officer and the Executive as soon as practicable and subsequently prior to the 15th day of the beginning of each calendar quarter the Chief Executive Officer and the Executive shall jointly complete the form attached as Schedule “A”.

(c) Restricted Stock Award. The Executive shall receive an award of shares of restricted Company common stock equal to $450,000 divided by the NASDAQ closing price of the Company’s common stock on the date the Executive commences employment (the “Restricted Stock”). The Restricted Stock will vest in equal installments on April 2, 2008, April 2, 2009 and April 2, 2010 provided that Executive is then employed by the Company as of any vesting date. The stock certificates for the Restricted Stock will be retained by the Company and released to Executive upon vesting on each anniversary date. If this Agreement is terminated for death, for Disability as described in Section 5(b), for Cause as described in Section 5(c), or a voluntary termination by the Executive as described in Section 5(d), all then unvested shares of Restricted Stock shall be deemed forfeited and cancelled. If this Agreement is terminated by the Company without Cause or by Executive for Good Reason as described in Section 5(a), all of any then unvested shares of Restricted Stock shall immediately vest in full. In the event of a Change in Corporate Control (as defined in Section 6(b) below) without approval of the Board of Directors during the term of this Agreement and the termination of Executive’s employment by the acquiring entity or the Company within six months of the Change in Corporate Control (other than a voluntary termination by Executive or termination for Cause), then all of any unvested shares of Restricted Stock shall immediately vest in full. In the event of a Change in Corporate Control with the approval of the Board of Directors, then sixty (60%) of any unvested shares of Restricted Stock shall immediately vest. This Restricted Stock award shall be under the Company’s 2004 Stock Incentive Plan and the Company shall maintain the effectiveness of the registration, for resale all of the Restricted Stock granted to Executive pursuant to a Form S-8 (or any successor form) registration statement under the Securities Act. The Restricted Stock will not be transferable by the Executive until they are vested. Unless the Executive elects to be taxed upon receipt of the restricted stock (by filing a special election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with the Internal Revenue Service within 30 days), the Executive acknowledges that he will be taxed (and subject to income tax withholding) on the value of the Restricted Stock as the shares vest. The Executive acknowledges that he should consult with his tax advisor regarding the federal, state and local income tax consequences of receiving the grant of Restricted Stock hereunder. In connection with this award of Restricted Stock, the Executive represents and warrants to the Company as follows:

(1) The Restricted Stock to be acquired by Executive pursuant to this Agreement is acquired for Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Restricted Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(2) Executive is an officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Restricted Stock. Executive is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(3) To the extent that any of the Restricted Stock is not subject to an effective registration statement, Executive is able to bear the economic risk of his investment in such Restricted Stock for an indefinite period of time and understands that such securities cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(4) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Restricted Stock and has had full access to such other information concerning the Company as Executive has requested.

(d) Vacation. The Executive shall be entitled to no less than four (4) weeks of vacation (or such greater vacation benefits as may be provided in the future by the Board or Compensation Committee) during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

4. ADDITIONAL COMPENSATION AND BENEFITS. The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a) Participation in Benefit Plans. The Executive shall be eligible to participate in the employee benefit plans, programs, practices and policies maintained by the Company from time to time for its executives, or for its employees generally, including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock, compensation and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time, provided however, that Executive shall not be entitled to participate in the Company’s 2004 performance-based bonus plan unless specifically permitted by the Compensation Committee. The Company currently maintains a 401(k) pension plan that Executive will be eligible to participate in on the first enrollment date after the first year of employment.

(b) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company’s business, including expenses for travel, entertainment of business associates, lap top computer, cellular phone, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

(c) Moving Expenses. The Company will pay or reimburse the Executive for all relocation expenses, including but not limited to, actual moving expenses, temporary housing expenses, legal fees and closing costs related to the sale of his home, and reasonable legal fees related to the review of this Agreement he incurs as a result of his relocation in an amount not to exceed $60,000, upon presentation by the Executive of an itemized account of such expenditures.

(d) Payment of Un-reimbursed Expenses. If at the time of termination for any reason or expiration of this Agreement the Company has not yet reimbursed the Executive for any expenses that are subject to reimbursement under this Agreement, the Company shall still be obligated to reimburse Executive. This paragraph (d) shall survive termination or expiration of this Agreement.

5. PAYMENTS UPON TERMINATION

(a) Termination by the Company. If the Executive’s employment is terminated by the Company for any reason during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination, and any non-forfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

If the termination is not for death, for Disability as described in paragraph (b), for Cause as described in paragraph (c), or a voluntary termination by the Executive as described in paragraph (d), the Company shall also be obligated to make a series of monthly payments to the Executive for a period of twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of Executive’s annual base salary. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this paragraph

(b) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the amount Executive shall be entitled to receive from the Company shall be limited to the Executive’s base salary accrued through the date of termination, any non-forfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company payable in accordance with the terms of the applicable plan, and any payments as may be provided under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

(c) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any non-forfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving fraud, dishonesty or moral turpitude; or (iv) the misconduct or neglect of the Executive in carrying out his duties hereunder resulting in significant harm to the Company or (v) the failure, refusal or inability of Executive to adequately perform his material duties hereunder resulting in significant harm to the Company. Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for Cause unless the Board has provided executive with at least thirty (30) days prior written notice specifying in reasonable detail the alleged breach and giving the Executive a minimum of thirty (30) days or, in the sole discretion of the Board, such longer period as is reasonably necessary to correct such alleged breach in the event it is curable.

(d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

(e) Termination by the Executive for Good Reason. Executive may terminate this Agreement for Good Reason. For purposes of this Agreement “Good Reason” shall mean any termination of this Agreement by Executive as a result of a material reduction by the Company in Executive’s job title or his duties, or a change in the location of his principal place of employment of more than thirty (30) miles from Fort Myers, Florida or a material breach of this Agreement by the Company.

6. EFFECT OF CHANGE IN CORPORATE CONTROL

(a) In the event the Executive’s employment is terminated or this Agreement is not renewed by the acquiring entity or the Company within six months of a Change in Corporate Control that was not approved by the Board of Directors, other than in the event of a voluntary termination by Executive, death, disability or termination for Cause (as defined above), Executive shall be entitled to receive, in lieu of any other severance under this Agreement, a lump sum payment equal to 200% of his then annual base salary and prior years’ annual bonus, provided however that if such event occurs during the first year of employment that the lump sum payment shall be equal to 200% of his annual base salary and his annual bonus at the 40% of annual base salary bonus level. Furthermore, in the event of a Change in Corporate Control, Executive’s Restricted Stock award shall vest as set forth in Section 3(c). If any payment or benefits received or to be received by Executive pursuant to this Agreement (“Benefits”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes including the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax such that Executive would be in same financial position had the Excise Tax not applied. Unless the Company and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of Executive and the Company (the “Accountant”). The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

(b) For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events which occur during the term of this Agreement:

(1) The acquisition in one or more transactions of more than fifty percent (50%) of the Company’s outstanding Common Stock by any corporation, LLC, person, group or other entity;

(2) Any transfer or sale of substantially all of the assets of the Company whether by merger, stock sale or asset sale.

7. DEATH. If the Executive dies during the term of this Agreement, the Company shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s base salary accrued through the date of death plus the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

8. WITHHOLDING. The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9. PROTECTION OF CONFIDENTIAL INFORMATION. The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know,” or except as required by law. The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10. COVENANT NOT TO COMPETE, NON-SOLICITATION AND NON-DISPARAGEMENT. The Executive hereby agrees that he will not, either during the term of the Employment Agreement or during the period of eighteen (18) months from the time this Employment Agreement is terminated or expires for any reason, directly or indirectly (i) engage in any business activities on behalf of any enterprise which competes with the Company in the business of providing or managing radiation therapy services in any state which the Company then operates in, (ii) solicit the Company’s employees or customers or (iii) hire any of the Company’s employees. The Executive will be deemed to be engaged in such business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed to be engaging in business activities. Executive further agrees that during the term of this Agreement and at all times thereafter, that Executive will not make, publish or disseminate any statement (written or otherwise), or engage in any conduct that is derogatory or disparaging to the Company or any of its officers, directors, employees or affiliated professionals or otherwise take any action which would reasonably be expected to impair the business reputation or good name of any of them.

11. INJUNCTIVE RELIEF. The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 9 and 10 hereof are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Sections 9 and 10 hereof (including without limitation the length of the term of the provisions of Sections 9 and 10 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhabited and faithful observance of each of the covenants contained in Sections 9 and 10 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 9 and 10 hereof. The Executive further acknowledges that the restrictions contained in Sections 9 and 10 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

If the Executive shall be in violation of any provision of Sections 9 and 10, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 9 and 10 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

Sections 9, 10 and 11 of this Agreement shall survive the termination or expiration of this Agreement.

12. SECTION 409A OF THE INTERNAL REVENUE CODE. Notwithstanding any provision in this Agreement to the contrary, in the event one or more of the payments received or to be received by the Executive pursuant to this Agreement would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code that is subject to the imposition of any penalty tax or excise tax, no such payment or benefit will be provided to Executive under this Agreement until the earliest date on which payment would avoid the imposition of any penalty tax or excise tax under Section 409A. The provisions of this section shall only apply to the extent required to avoid the incurrence of any penalty tax or excise tax under Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder.

13. SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Company may assign this Agreement without the consent of the Executive to a successor entity which shall include any entity that at any time acquires all or substantially all of the assets or ownership interests in the Company whether by purchase, merger or otherwise.

15. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede any other previous contracts, arrangements or understandings between the Company and the Executive related to employment. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16. GOVERNING LAW AND ATTORNEYS FEES. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws. In the event of any legal proceeding relating to this Agreement, the prevailing party in such proceeding shall be entitled to an award of its reasonable costs and expenses incurred in such proceeding, including reasonable attorneys fees, from the non-prevailing party.

17. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

18. WAIVER. The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

19. COUNTERPARTS. This Agreement may be executed in two (2) counterparts and by facsimile, each of which shall be considered an original.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Daniel E. Dosoretz, M.D.
Name:	Daniel E. Dosoretz, M.D.
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ David N.T. Watson
David N.T. Watson

Schedule “A”

(Performance Objectives pursuant to Section 3(b))

Company Performance Target Portion

Employee Performance Target Portion

The above is for the          quarter of             .

Chief Executive Officer

Executive